Exhibit 10.B6

VIAD CORP

PERFORMANCE UNIT INCENTIVE PLAN (“PUP”)

ADMINISTRATIVE GUIDELINES

(Effective February 27, 2018)

PURPOSE:

To promote the long-term goals and objectives of Viad Corp (“Viad”) and its shareholders while attracting and retaining the executives of the corporation and its subsidiary companies.  The PUP participants and PUP awards, along with the Performance Period and the targets to be achieved must be approved by the Human Resources Committee (the “Committee”) of Viad’s Board of Directors.

PARTICIPATION:

Eligibility:	Strictly limited to those key executives who contribute substantially to the successful performance of the Corporation or its subsidiaries.

Participants must be approved at the beginning of each year by Subsidiary Presidents or Corporate Staff Officers and be approved by the Viad Corp Chief Executive Officer (“CEO”), with the exception of Section 16 Executive Officers (who are approved by the Committee).  In all instances where these guidelines refer to the CEO as being authorized to take action, when the reference is with respect to any awards to Executive Officers, the power to act will be exercised exclusively by the Committee, which serves the purposes of the compensation committee of Viad referenced in the IRC 162(m) regulations.

Corporate – Typically limited to the President and CEO and his/her direct reports and executives approved by the Committee after recommendation by the CEO. The participant must be a current employee at the time any award is paid out, subject to the terms of the Plan or unless special arrangements are made via a severance agreement, provided that in the case of an Executive Officer, no agreement shall award any portion of a bonus unless the performance criteria have, in fact, been achieved.

Subsidiaries – Typically limited to the president of Pursuit and the president of GES and their respective direct reports.

The participant must be a current employee at the time any award is paid out, subject to the terms of PUP or unless special arrangements are made via a severance agreement, provided that in the case of an Executive Officer, no agreement shall award any portion of a bonus unless the performance criteria have, in fact, been achieved.

The Committee will select the eligible Executive Officers (as defined under Section 16(b) of the Security Exchange Act) for participation in PUP no later than 90 days after the beginning of the Performance Period.

Other Participants are limited only to those key executives who contribute in a substantial measure to the successful performance of the Corporation or its subsidiaries.  The CEO will recommend the PUP participants for approval by the Committee.

TERMS

The award of performance units and the payment of awards will be subject to such terms, conditions, covenants, forfeiture, repayment and other provisions as may be determined by the Committee.

PLAN DESIGN:

Long-term performance goals are set for Viad and subsidiary companies (and/or group of subsidiaries) that include performance measures as described in the 2017 Viad Corp Omnibus Incentive Plan.

The appropriate weighting of goals, targets, range of values above and below such targets and the Performance Period to be used will be determined by the Committee no later than 90 days after the beginning of each new Performance Period, and typically at the February meeting of the Committee.

The Performance Period is a three-year term or such other length of time as determined by the Committee.

AWARD APPROVAL:

Recommendations on individual award amounts are made to the Committee in February of each year by the CEO.

AWARD UNITS:

Award grants are expressed in units.  These units are granted to each participant to be effective at the beginning of each new Performance Period.  The number of units granted to participants is determined, generally, by determining the long-term compensation value for the position.

At the end of the Performance Period, units will be earned based upon the degree of achievement of predefined targets during the Performance Period.

ACHIEVEMENT:

Achievement can be zero or it can be between 20% - 200% of the value of the units awarded based on the actual achievement of the financial goals. The units are then re-valued at the end of the Performance Period to equal the 10-day average of the daily mean  price of Viad’s common stock following the earnings release for Viad at the end of the Performance Period to determine actual awards.   Achievement of performance goals and the amount of payment resulting from such achievement must be approved by the Committee prior to any payment to the Covered Employees, and without such written certification, no payment will be made to such individuals.

Only downward discretion may be applied with respect to any awards made to Covered Employees affected by IRC 162(m).

AWARD LIMIT:

The 2017 Viad Corp Omnibus Incentive Plan places a limit on the aggregate number of Performance Units that any one Participant may be awarded in any one Plan Year, which is two hundred fifty thousand (250,000) units if an award is payable in Shares, or an amount equal to the value of two hundred fifty thousand (250,000) Shares if an award is payable in cash or property other than Shares, as determined as of the award grant date.

AWARD CALCULATION

Performance Awards are calculated using the following formula:

Award = Number of Units originally granted x Unit Value at the End of the Performance Period x Company Achievement.

For example: Performance Period 2017 – 2019

Target Units	Company Achievement	Ending Stock Price	Award Value
10,000	x 50%	x $24.00	= $120,000
10,000	x 100%	x $24.00	= $240,000
10,000	x 200%	x $24.00	= $480,000

Payment of the award will be made following Committee approval in the year following the close of the Performance Period.  The award may be paid in cash or stock as determined at the beginning of the Performance Period by the Committee.